EXHIBIT 21.0

I.  Bartech  Mediterranean,  Ltd.,  an  Israeli  corporation owned 100% by HOMI.

     A. Bartech Mediterranean Eilat (1999) Ltd., an Israeli corporation owned 100% by BTM.

     B. Bartech Mediterranean (Operation 99) Ltd., an Israeli corporation owned 50% by BTM.

     C.   Remstone  Limited,  a British Virgin Islands Corporation owned 100% by
          BTM.

     D. Batim Bartech Agencies (Pty) Limited, a South African corporation owned 60% by Remstone Limited

          1. Embossed Trading (Pty) Ltd., a South African corporation owned 100% by Batim Bartech.


     E. Hila International Corp., a Delaware corporation owned 100% by Bartech Mediterranean.

          1. Hotel Outsource Services, Inc., (HOS) a Delaware corporation owned 70% by Hila and 30% by BSI.



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